CODE OF ETHICS
FOR
THE ROYCE FUNDS
AND
THE ROYCE COMPANIES

Adopted – As of December 30, 1994
As Amended through February 5, 2009

1.       Definitions.

(a)       “Fund” means each of The Royce Fund, Royce Capital Fund, Royce Value Trust, Inc., Royce Micro-Cap Trust, Inc., Royce Focus Trust, Inc. and any other investment company or series of an investment company registered as such under the Investment Company Act of 1940 which has the same investment adviser as the Fund.

(b)       “Royce” means Royce & Associates, LLC and Royce Fund Services, Inc. and any of their affiliates.

(c)       “Chief” Compliance Officer” means Royce & Associates, LLC’s Chief Compliance Officer.

(d)       “Covered Person” means any interested trustee, director, officer, employee or Advisory Person of the Fund or any director, manager, officer, employee or Advisory Person of Royce, other than any employee of the Fund or Royce (i) who does not, in connection with his or her regular functions or duties, make, participate in or obtain information regarding the purchase or sale of securities by the Fund or any other Royce client, (ii) whose functions do not relate to the making of any recommendations with respect to the purchases or sales and (iii) whose name appears on a written schedule (which may be changed at any time or from time to time) signed and maintained by Royce’s Chief Compliance Officer.

(e)       “Advisory Person” means any natural person in a control relationship to the Fund or Royce who obtains information concerning recommendations made to the Fund or any other Royce client with regard to the purchase or sale of a security.

(f)       A security is “being considered for purchase or sale” when a recommendation to purchase or sell such security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(g)       “Affiliated Mutual Fund” means any registered investment company for which Royce, Legg Mason, Inc., Western Asset Management or any other direct or indirect subsidiary of Legg Mason, Inc. serves as investment adviser or sub-adviser (see Exhibit A for a list of Affiliated Mutual Funds).

(h)       “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

(i)       “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which a Covered Person has or acquires. It includes ownership by a member of a Covered Person’s immediate family (such as spouse, minor children and adults living in a Covered Person’s home) and trusts of which a Covered Person or such an immediate family member is a trustee or in which any such person has a beneficial interest.

(j)       “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

(k)       “Disinterested Director” means a trustee or director of the Fund who is not an ‘interested person’ of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

(l)       “Interested Director” means a trustee or director of the Fund who is an ‘interested person’ of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

(m)       “Non-Covered Employee” means an employee of the Fund or Royce who is excluded from the definition of Covered Person pursuant to clauses (i), (ii) and (iii) thereof.

(n)       “Non-Management Royce Director” means a Covered Person who is a director of Royce, but who is not an officer or employee of Royce.

(o)       “Purchase or sale of a security” includes, inter alia, the writing of an option to purchase or sell a security.

(p)       “Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include (i) shares of registered open-end investment companies that are not an Affiliated Mutual Fund, (ii) securities which are direct obligations of the United States and (iii) bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds and other money market instruments.

(q)       “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

2.       Statement of General Principles. Each Covered Person shall, in connection with his or her personal investment activities, (i) at all times place the interests of Royce clients and

Fund shareholders first, (ii) conduct all such transactions consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of his or her position of trust and responsibility, (iii) not take any inappropriate advantage of his or her positions, (iv) offer appropriate investment opportunities to Royce’s clients before they may take personal advantage of such opportunities and (v) not cause or attempt to cause Royce’s client accounts to purchase, sell or hold an investment in a manner calculated to create personal benefit to the Covered Person. All Covered and Non-Covered Persons shall comply with all applicable provisions of this Code and all applicable Federal securities laws regarding this Code. All Covered and Non-Covered Persons shall report any violations of this Code to the Chief Compliance Officer (or his designee) immediately.

3.       Prohibited Purchases and Sales. (a) No Covered Person other than a Non-Management Royce Director shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership unless such purchase or sale is exempted pursuant to Section 4 of this Code. The preceding sentence of this Section 3(a) shall not prohibit the purchase or sale of any security by Royce for the account of any pooled investment vehicle managed by Royce, including a limited partnership, limited liability company or other entity in which Royce or a Covered Person has a beneficial interest as a general partner and/or otherwise, provided that the aggregate beneficial interests of Royce and/or all Covered Persons in any such pooled investment vehicle shall not exceed (i) 24.90% of such vehicle’s capital accounts or other equity interests or (ii) 20% of such vehicle’s realized and unrealized net capital gains from securities transactions. However, purchases of Initial Public Offerings or Limited Offerings (private placements of unregistered securities) by any such pooled investment vehicle in which a Covered Person has a beneficial interest shall be pre-approved in writing by the Chief Compliance Officer and either an executive officer or Senior Portfolio Manager of Royce.

(b)       No Disinterested Director, Non-Management Royce Director or Non-Covered Employee shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if such person knew or, in the ordinary course of fulfilling his or her official duties as a director or trustee of the Fund, as a director of Royce or as an employee of Royce or the Fund, should have known that such security was then being purchased or sold by the Fund or, in the case of a Non-Management Royce Director or Non-Covered Employee, another Royce account or was then being considered by the Fund or Royce for purchase or sale by the Fund or, in the case of a Non-Management Royce Director or Non-Covered Employee, another Royce account, unless such purchase or sale is exempted pursuant to Section 4 of this Code.

4.       Exempted Transactions. The prohibitions of Sections 3(a) and 3(b) of this Code shall not apply to:

(a)       Purchases or sales effected in any account over which the Covered Person or Disinterested Director has no direct or indirect influence or control.

(b)       Purchases or sales which are non-volitional on the part of either the Covered Person, the Disinterested Director or the Fund or other Royce client.

(c)       Purchases through an Automatic Investment Plan, including those which are part of an automatic distribution reinvestment plan, automatic periodic investment plan for an Affiliated Mutual Fund or an employer-sponsored, automatic payroll deduction, cash purchase plan or automatic payroll deduction purchases through the Royce 401(k) Plan. However, securities purchased pursuant to an Automatic Investment Plan shall nevertheless be included in the Annual Holdings Report, as set forth in Section 8 below.

(d)       Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)       Purchases or redemptions or sales of debt securities which are either “Government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 or “municipal securities” within the meaning of Section 3(a)(29) of the Securities Exchange Act of 1934.

(f)       Purchases or sales of securities issued by passively-managed registered investment companies or other baskets of securities which trade on a national securities exchange or on Nasdaq, or options to purchase or sell such securities, and whose investment objective relates to the performance of an index of securities or the price of one or more commodities (i.e., gold, copper, etc.) or commodities indices.

(g)       Purchases or sales of shares of unit investment trusts that invest solely in open-end mutual funds that are not Affiliated Mutual Funds.

(h)       Purchases or sales by a Covered Person which receive the prior approval of the Chief Compliance Officer (or his designee) and, in the case of securities other than shares of open-end registered investment companies for which Royce, Legg Mason or Western Asset serves as investment adviser, sub-adviser or distributor and any other registered investment companies managed or sub-advised by any affiliate (please see Exhibit A for a complete list of investment companies) either an executive officer or Senior Portfolio Manager of Royce (to be promptly confirmed in writing) because (i) they are not eligible for purchase or sale by the Fund or any other Royce account, (ii) they are only remotely potentially harmful to the Fund and Royce’s other accounts because they would be very unlikely to affect a highly institutional market, (iii) they clearly are not related economically to the securities to be purchased, sold or held by the Fund or any other Royce account, (iv) they are not then being purchased or sold, and neither the executive officer or Senior Portfolio Manager pre-approving the transaction nor the Covered Person have any current knowledge that the securities are then being considered for purchase or sale, by the Fund or any other Royce account, (v) in the case of an Initial Public Offering, they are available for purchase by the Covered Person solely by virtue of his or her non-business relationship with a family member or other person and are not in any way related to the Covered Person’s position with the Fund or Royce or (vi) in the case of shares of an Affiliated Mutual Fund, the purchase or sale does not appear to involve short-term market timing or any other trading that is inconsistent with the General Principles set forth in Section 2 of this Code.

Any prior approval granted pursuant to this Section 4(h) shall be subject to the following restrictions and conditions:

(1)       Each written confirmation by the Chief Compliance Officer (or his designee) and either an executive officer or Senior Portfolio Manager of Royce of their prior approval of a purchase or sale by a Covered Person shall show the basis on which the prior approval was granted and the period for which it was granted (which shall not exceed five trading days from the date of the grant).

(2)       Generally, no Covered Person shall be permitted to acquire any securities in an Initial Public Offering, except to the extent set forth in Section 3(a) above.

(3)       Prior approval is required for a Covered Person to acquire any securities (including limited partnership interests) in a private placement. Such prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the Fund and/or other Royce account(s), and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Fund or Royce. Any Covered Person who may be authorized to acquire securities in a private placement shall disclose that investment when he or she plays a part in the Fund’s or Royce’s subsequent consideration of an investment in the issuer, and, in such circumstances, the Fund’s and/or Royce’s decision to purchase securities of the issuer shall be subject to an independent review by investment personnel with no personal interest in the issuer.

(4)       No Covered Person shall be permitted to purchase or sell a security within at least seven calendar days before and after the Fund or any other Royce account trades in that security, and any profits realized on trades within such proscribed periods shall be disgorged by the Covered Person. For any Covered Person who is not a portfolio manager, co-portfolio manager or assistant portfolio manager of a Royce account trading in or holding the security, this prohibition shall not apply for securities with market capitalization in excess of $20 billion at the time of his or her purchase or sale.

(5)       No Covered Person, except in unusual or exceptional circumstances, may profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days, and any profits realized on such short-term trades shall, except in such circumstances, be disgorged by the Covered Person. This provision shall not generally apply to purchases and sales of shares of an open-end Affiliated Mutual Fund that do not appear to involve short-term market timing or any other trading that is inconsistent with the General Principles set forth in Section 2 of this Code.

5.        Gifts. No Covered or Non-Covered Person shall receive any gifts or other things of more than de minimus value (taking into account both the value of any single gift and the aggregate value of all gifts from a single source during any one calendar year), as determined periodically by the Chief Compliance Officer and communicated in writing to all Covered and Non-Covered Persons, from any individual or entity that does business with or on behalf of the Fund or any other Royce account.

6.        Service as a Director. No Covered Person other than a Non-Management Royce Director may serve on the board of directors of any publicly-traded company, absent prior authorization from the Chief Compliance Officer based upon a determination that the board service would be consistent with the interests of the Fund and Royce’s other accounts. In the relatively small number of instances in which board service may be authorized, the Covered Person serving as a director normally should be isolated from those making investment decisions through “Chinese Wall” or other procedures.

7.       Reporting.

(a)       Every Covered Person shall report to the Chief Compliance Officer (or his designee) the information described in Section 7(d) of this Code with respect to transactions in any security in which such Covered Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that a Covered Person shall not be required to make a report with respect to transactions effected for any account over which such Covered Person does not have any direct or indirect influence or control.

(b)       A Disinterested Director need only report to the Chief Compliance Officer (or his designee) a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that, during the 15 calendar days before or after the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered by the Fund or Royce for purchase or sale by the Fund.

(c)       A Non-Covered Employee shall report to the Chief Compliance Officer (or his designee) any instance in which he or she participates in, or obtains information regarding, the purchase or sale of securities by the Fund or any other Royce account, whether or not in connection with his or her regular duties.

(d)       Every report shall be in writing, shall be signed by the person making it, shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

(i)       The date of the transaction, the title, the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each security involved;

(ii)      The nature of the transaction – i.e., purchase, sale or any other type of acquisition or disposition;

(iii)     The price at which the transaction was effected;

(iv)     The name of the broker, dealer or bank with or through whom the transaction was effected; (v) with respect to any account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person, the name of the broker, dealer or bank with whom the account was established and the date the account was established; and

(v)      The date on which the Covered Person submits the report.

Notwithstanding the foregoing, the report of a Non-Management Royce Director may exclude information contained in any duplicate copies of broker trade confirmations and/or periodic account statements that are supplied to the Chief Compliance Officer (or his designee) under Section 7(f) of this Code, provided that such confirmations and/or statements have been received by the Chief Compliance Officer (or his designee) no later than 30 days after the end of the calendar quarter in which the transaction(s) to which they relate to were effected.

(e)       Any such report shall include transactions exempted pursuant to Section 4 of this Code and may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(f)       All Covered Persons shall (i) direct their brokers to supply to the Chief Compliance Officer (or his designee), on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts and (ii) disclose to the Fund and Royce all personal securities holdings upon commencement of employment and thereafter on an annual basis.

(g)       All personal trading activities shall be reviewed by the Chief Compliance Officer (or his designee) against the fiduciary principles set forth in the Code. Such review shall include monitoring for any patterns of trading activity that might be indicative of front running, market timing or other abusive trading practices.

(h)       All Covered and Non-Covered Persons shall receive a copy of this Code through the Royce Intranet site under “Compliance”. All Covered and Non-Covered Persons shall provide to the Chief Compliance Officer (or his designee) a written acknowledgement of their receipt of this Code.

8.       Initial and Annual Holdings Report.

(a)       The Initial Holdings Report shall be filed by each Covered Person no later than 10 days after such person becomes a Covered Person. Thereafter, every Covered Person shall submit to the Chief Compliance Officer (or his designee) an Annual Holdings Report, as of December 31st of each year. Each Holdings Report shall contain the following information:

(1)       the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number and the number of shares or principal amount of such security;

(2)       the name of each broker, dealer or bank with which the Covered Person maintains a securities account; and

(3)       the date on which the Covered Person submits the report.

(b)       The information in the Initial and Annual Holdings Report shall be current as of a date no later than 45 days prior to the date on which the report is submitted.

9.       Sanctions. Upon discovering a violation of this Code, Royce and/or the Board of Trustees/Directors of the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

10.     Legg Mason, Inc. Employees. Certain non-investment personnel of Legg Mason, Inc. regularly have access to information about the portfolio holdings of the Fund and/or other Royce client accounts more frequently than is publicly available. Such Legg Mason employees are subject to Legg Mason’s Code of Ethics that: (i) generally requires that they trade through one of a limited number of broker/dealer firms approved by Legg Mason; (ii) requires that they observe a 60-day minimum holding period for investments in affiliated mutual funds; (iii) requires them to obtain prior approval of any investment in an IPO or private placement; (iv) subjects them to certain periodic reporting requirements, requires annual acknowledgement of their ethical responsibilities under the Legg Mason Code of Ethics and requires them to certify as to their compliance with such Code. Under the Legg Mason Code of Ethics, personal securities transactions are subject to an enhanced back-end surveillance program designed to monitor such transactions.